Exhibit 10.26

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 21, 2014 by and between Tiger Media, Inc., a company incorporated and existing under the laws of the Cayman Islands (the “Company”), and Jacky Wang, an individual (the “Executive”). The term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its direct or indirect parent companies, subsidiaries, affiliates, or subsidiaries or affiliates of its parent companies (collectively, the “TM Group”).

RECITALS

A. The Company desires to employ the Executive and to assure itself of the services of the Executive during the term of Employment (as defined below).

B. The Executive desires to be employed by the Company during the term of Employment and under the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.	POSITION

Subject to approval of the Company’s Board of Directors (the “Board”), the Executive hereby accepts the position of Chief Financial Officer (the “Employment”) of the Company.

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be four years, commencing on or about August 1, 2014 or such other date as designated by the Company’s CEO (the “Effective Date”) and ending four years later, unless terminated earlier pursuant to the terms of this Agreement. The Executive’s first 90 days of Employment (the “Probationary Period”) shall be considered a probationary period of Employment. Upon expiration of the initial four-year term, the Employment shall be automatically extended for successive one-year terms unless either party gives the other party hereto written notice to terminate the Employment no less than 60 days, and no more than 120 days, prior to the expiration of such one-year term or unless terminated earlier pursuant to the terms of this Agreement.

3.	DUTIES AND RESPONSIBILITIES

The Executive’s duties at the Company will include all jobs assigned by the Board or the Chief Executive Officer (“CEO”). The Executive will report directly to the CEO.

The Executive shall devote all of his working time, attention and skills to the performance of his duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement and the guidelines, policies and procedures of the Company approved from time to time by the Company.

The Executive shall use his best efforts to perform his duties hereunder. The Executive shall not, without the prior written consent of the Board, become an employee or consultant of any entity other than the Company and/or any member of the TM Group, and shall not carry on or be interested in the business or entity that competes with that carried on by the TM Group (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding any shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere. The Executive shall notify the Company in writing of his interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, except for agreements that are required to be entered into by and between the Executive and any member of the TM Group pursuant to applicable law of the jurisdiction where the Executive is based, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the TM Group, as the case may be.

5.	LOCATION

The Executive will be based in, and shall work from, Shanghai, China and/or Hong Kong on a full time basis as directed by the Company’s CEO.

6.	COMPENSATION AND BENEFITS

(a)	Cash Compensation. The Executive’s cash compensation shall be provided by the Company pursuant to Schedule A-1 hereto, subject to annual review and adjustment by the Board. The Company and the Executive hereby agree that any of the Company’s subsidiaries’ or affiliated entities’ payment of the cash compensation payable for the applicable time period under its labor contract with the Executive shall constitute payment of part of the above cash compensation. The Executive’s entitlement to the aggregate cash compensation payable by the Company and any of the Company’s subsidiaries or affiliated entities shall not exceed the amount set out in Schedule A-1 hereto.

(b)	Equity Incentives. The Executive will be eligible to participate in any of the Company’s equity incentive plans as determined by the Board, consistent with the terms provided to the Company’s other senior officers. Subject to approval by the Company’s Board of Directors and the execution of an equity incentive agreement which will govern the terms and conditions contained in such equity incentive agreement to be entered into by you and the Company prior to the grant, you will receive the equity award listed on Schedule A-2 (the “Initial Grant”).

(c)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Company, including any health insurance plan and annual holiday plan.

7.	Termination of the Agreement

(a)	By the Company with cause. The Company may terminate the Executive’s Employment for cause, at any time, without advance notice or remuneration, if (1) the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement, (2) the Executive has been grossly negligent or acted dishonestly to the detriment of the Company, (3) the Executive has engaged in actions amounting to gross misconduct or failed to perform his duties hereunder and such failure continues after the Executive is afforded a reasonable opportunity to cure such failure, (4) the Executive has died, or (5) the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

(b)	By the Company without cause. The Company may terminate the Executive’s Employment without cause, at any time, upon 60 days’ prior written notice to the Executive.

(c)	By the Executive for Good Reason. If there is a material and substantial reduction in the Executive’s existing authority and responsibilities which is not remedied within 30 days of notice by Executive to Company, and such resignation is approved by the Board, the Executive may resign upon 30 days’ prior written notice to the Company.

(d)	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

(e)	Remuneration upon Termination. Upon the Company’s termination of the Employment without cause pursuant to Section 7(b) above or the Executive’s resignation upon the Board’s approval pursuant to Section 7(c) above and upon the execution of a general release agreement in a form reasonably acceptable to the Company, the Company will provide two months of Executive’s salary to the Executive consistent with the Company’s normal payroll cycles in effect on the termination or resignation date. Notwithstanding the foregoing, no remuneration shall be due to Executive pursuant to this Section 7(e), if Executive’s separation from Employment occurs during the Probationary Period.

(f)	Termination by Executive for No Reason. The Executive may terminate his Employment for any reason, at any time, upon 60 days prior written notice to the Company. Following Executive’s termination for no reason, Executive shall not be entitled to any remuneration other than what is due him on the date of separation.

(g)	Compliance with Internal Revenue Code Section 409A and 457A. This Agreement is intended to comply with the requirements of Internal Revenue Code (the “Code”) Section 409A and 457A, as applicable, and the corresponding regulations and related guidance, and shall be administered in accordance with Section 409A and Section 457A, to the extent such sections apply. To the extent Section 409A or Section 457A applies, the parties agree to work together to ensure any payments pursuant to Section 7(e) of this Agreement comply with Section 409A and Section 457A, as applicable.

8.	Confidentiality and NonDisclosure

(a)	Confidentiality and Non-disclosure. In the course of the Executive’s services, the Executive may have access to the Company and/or the Company’s client’s and/or prospective client’s trade secrets and confidential information, including but not limited to those embodied in memoranda, manuals, letters or other documents, computer files, or other information storage devices, hardware, or other media or vehicles, pertaining to the Company and/or the Company’s client’s and/or prospective client’s business. All such trade secrets and confidential information are considered confidential. All materials containing any such trade secret and confidential information are the property of the Company and/or the Company’s client and/or prospective client, and shall be returned to the Company and/or the Company’s client and/or prospective client upon expiration or earlier termination of this Agreement. The Executive shall not directly or indirectly disclose or use any such trade secret or confidential information, except as required in the performance of the Executive’s duties in connection with the Employment, or pursuant to applicable law.

(b)	Trade Secrets. During and after the Employment, the Executive shall hold the Trade Secrets in strict confidence; the Executive shall not disclose these Trade Secrets to anyone except other employees of the Company who have a need to know the Trade Secrets in connection with the Company’s business. The Executive shall not use the Trade Secrets other than for the benefits of the Company.

“Trade Secrets” means information deemed confidential by the Company, treated by the Company or which the Executive know or ought reasonably to have known to be confidential, and trade secrets, including without limitation advertising campaigns, designs, processes, pricing policies, methods, inventions, conceptions, technology, technical data, financial information, corporate structure and know-how, relating to the business and affairs of the Company and its subsidiaries, affiliates and business associates, whether embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles. Trade Secrets do not include information generally known or released to public domain through no fault of the Executive.

(c)	Former Employer Information. The Executive agrees that he has not and will not, during the term of his employment improperly use or disclose any proprietary information or trade secrets of any former employer, unless the former employer has been acquired by the Company, or other person or entity with which the Executive has an agreement to keep in confidence information acquired by Executive, if any. The Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Company shall have right to seek any and all remedies at law or in equity.

9.	NON-COMPETITION AND NON-SOLICITATION

(a) In consideration of the base salary provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agrees that during the term of the Employment and for a period of one year following the termination of the Employment for whatever reason:

(i) The Executive will not approach clients, customers or contacts of the Company or other persons or entities introduced to the Executive in the Executive’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

(ii) unless expressly consented to by the Company, the Executive will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination.

(b) In consideration of the base salary provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agrees that during the term of the Employment and for a period of one year thereafter (except in the event of a Termination by the Company without cause pursuant to Section 7(b) or in the event of a Termination by the Executive for Good Reason pursuant to Section 7(c)), following the termination of the Employment for whatever reason, unless expressly consented to by the Company, the Executive will not assume employment with or provide services for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor.

(c) In consideration of the base salary provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agrees that in the event of a Termination by the Company without cause pursuant to Section 7(b) or in the event of a Termination by the Executive for Good Reason pursuant to Section 7(c), then during the term of the Employment and for the period of the duration of the severance pay described in Section 7(e), unless expressly consented to by the Company, the Executive will not assume employment with or provide services for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor.

The provisions contained in this Section 9 are considered reasonable by the Executive and the Company. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 9 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 9, the Executive acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company shall have right to seek any and all remedies permissible at law or in equity.

10.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the TM Group without such consent, and (ii) in the event of a Change-of-Control Transaction of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

11.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law of the State of New York, U.S.A.

13.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

14.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party. All notices to the Company should be sent both to the Company’s CEO and its Corporate Counsel.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

17.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

18.	LANGUAGE

This Agreement is prepared and executed in English.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

TIGER MEDIA, INC.

By:
Name:
Title:

EXECUTIVE

By:	/s/ Jacky Wang
Name:	Jacky Wang

Schedule A-1

Cash Compensation

	Amount	Pay Period
Base Salary	Annual Salary equivalent to 150,000 USD, subject to applicable withholding and other taxes. Executive’s salary shall be paid in RMB.	Payable in 12 equal monthly installments for each calendar year
Bonus	The Executive shall have an initial annual target bonus equivalent to 20,000 USD, and which shall be evaluated based on the Company’s performance and Executive’s performance, as determined by the Company’s CEO and the Board of Directors. The Executive shall be eligible for an additional discretionary bonus upon approval of the Company’s CEO and the Board of Directors. Any bonus amounts shall be paid in RMB.	As determined by the Board of Directors

Schedule A-2

Initial Grant

Restricted Stock Award — Subject to the approval of the Company’s Board of Directors, Executive will be granted 300,000 Restricted Stock Units pursuant to the Amended and Restated 2008 Share Incentive Plan which shall vest 75,000 shares on the one year anniversary of the date of grant, 75,000 shares on the second anniversary on the date of grant, 75,000 shares on the third anniversary of the date of grant and 75,000 shares on the fourth anniversary of the date of grant, and which will subject to the terms and conditions contained in a restricted stock unit agreement to be entered into by you and the Company in connection with the restricted stock unit grant.